EXHIBIT D

               The name and principal occupation or employment, which in each instance is with The Aries Trust ("Aries Trust") located at 787 Seventh Avenue, 44th Floor, New York, New York, 10019, of each executive officer and director of Aries Trust is as follows:

                                                PRINCIPAL OCCUPATION
        NAME                                        OR EMPLOYMENT

Paramount Capital Asset Management, Inc.       Investment Manager

MeesPierson (Cayman) Limited                   Trustee

        Exhibit B is hereby incorporated by reference.

Item 2.

               During the five years prior to the date hereof, neither of the above persons (to the best of Aries Trust's knowledge) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

               Please refer to Items 3-6 herein reporting the beneficial ownership.